Exhibit 99.1

WEX Inc. Reports Third Quarter 2013 Financial Results

Strong revenue and earnings growth driven by double-digit transaction growth and continued purchase volume expansion

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--October 30, 2013--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended September 30, 2013.

Third Quarter Financial Results

Total revenue for the third quarter of 2013 increased 19% to $191.5 million from $161.0 million for the third quarter of 2012. Net income to common shareholders on a GAAP basis was $43.8 million, or $1.12 per diluted share, compared with $14.3 million, or $0.37 per diluted share, for the third quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the third quarter of 2013 increased 20% to $50.4 million, or $1.29 per diluted share, from $42.0 million, or $1.08 per diluted share, for the same period a year ago. See Exhibit 1 for a full reconciliation of adjusted net income.

WEX uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the third quarter of 2013, the Company's GAAP financial results include an unrealized pre-tax, non-cash, mark-to-market loss of $2.7 million dollars on these instruments.

“We continue to experience momentum throughout our business, driven by the solid execution of our long-term strategy. For the quarter, revenue increased 19% year-over-year and was towards the high-end of our guidance, while adjusted net income, increasing 20%, exceeded our expectations. Our results were driven by robust volume growth, Other Payments growth, foreign exchange rate contributions and expense management,” commented Michael E. Dubyak, WEX’s chairman and chief executive officer.

“We continue to see ongoing expansion in our domestic fleet business as we realize synergies from Fleet One and further bolster our competitive position. Furthermore, investments in our virtual card product are continuing to generate positive returns as we penetrate attractive geographies including Europe, Asia Pacific and South America. Looking towards the future, we expect to continue to leverage the foundations we are building and our dynamic pipeline to drive growth as we close out the year,” concluded Mr. Dubyak.

Third Quarter 2013 Performance Metrics

Where applicable, the performance metrics listed below include activity from Fleet One, acquired October 4, 2012, which positively impacted metrics for the third quarter of 2013.

  Average number of vehicles serviced worldwide was approximately 7.6 million, an increase of 10% from the third quarter of 2012.
  Total fuel transactions processed increased 13% from the third quarter of 2012 to 96.7 million. Payment processing transactions increased 16% to 76.6 million.
  Average expenditure per payment processing transaction increased 16% from the third quarter of 2012 to $85.43.
  U.S. retail fuel price decreased 1% to $3.70 per gallon from $3.74 per gallon in the third quarter of 2012.
  Total corporate card purchase volume grew $771 million, or 24%, to $4.0 billion compared to the third quarter of 2012.

Financial Guidance and Assumptions

“We continue to see considerable strength throughout our business as a result of our strategic focus on our core fleet business, international expansion and growing our virtual card platform. We expect to maintain this momentum in the fourth quarter, and are revising our top- and bottom-line guidance for fiscal 2013 to reflect our results to date, as well as current market conditions. Specifically, we are lowering our revenue guidance, primarily due to lower fuel prices and a slower roll-out of newer customers. At the same time, we are increasing our adjusted net income to reflect our strong earnings results in the third quarter,” said Steve Elder, WEX senior vice president and chief financial officer.

  For the fourth quarter of 2013, WEX expects revenue in the range of $173 million to $178 million and adjusted net income in the range of $41 million to $44 million, or $1.04 to $1.12 per diluted share.
  For the full year 2013, the Company expects revenue in the range of $708 million to $713 million and adjusted net income to be in the range of $171 million to $174 million, or $4.37 to $4.44 per diluted share.

Fourth quarter 2013 guidance is based on an assumed average U.S. retail fuel price of $3.47 per gallon, and approximately 39 million shares outstanding. Full-year 2013 guidance is based on an assumed average U.S. retail fuel price of $3.66 per gallon and approximately 39 million shares outstanding. The fuel prices referenced above are based on the applicable NYMEX futures price. WEX is assuming that exchange rates will remain in the range of the current spot rates.

The Company's guidance also assumes that fourth quarter 2013 fleet credit loss will range between 9 and 14 basis points, and that fleet credit loss for full year 2013 will range between 7 to 9 basis points.

Given the anticipated approval of the MasterCard/Visa merchant litigation settlement, the Company’s full-year guidance assumes a negative impact to the Company’s interchange rate, which is expected to be approximately 10 basis points for an 8 month period and began on July 29, 2013.

The Company's guidance does not reflect the impact of any future stock repurchases that may occur in 2013, or the impact potential foreign exchange rate fluctuations may have on results. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles as well as the related tax impacts.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the three and nine months ended September 30, 2013 and 2012.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release a table of selected non-financial metrics for the five quarters ended September 30, 2013. This table is presented as Exhibit 2. The Company is also providing selected segment review information for the three and nine months ended September 30, 2013 and 2012 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, October 30, 2013, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 7.6 million cardholders and offering exceptional payment security and control across a wide spectrum of business sectors. The Company’s operations include WEX Bank, Fleet One, Pacific Pride, rapid! PayCard, Wright Express Australia, Wright Express New Zealand and CorporatePay Limited, England, as well as a majority equity position in UNIK S.A., Brazil. WEX and its subsidiaries employ more than 1,400 associates. For more information about WEX, please visit http://www.wexinc.com.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management’s expectations for future growth opportunities; and, confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns and the commercial activity of fleets; the effects of the Company’s business expansion and acquisition efforts; the Company’s failure to successfully integrate the businesses it has acquired; the failure of corporate investments to result in anticipated strategic value; the impact and range of credit losses; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liability, or loss of relationships with customers or merchants; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of the Company’s outstanding bonds on its operations; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A. of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this news release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenues
Fleet payment solutions	$136,874	$117,877	$393,953	$341,709
Other payment solutions	54,651	43,090	141,227	112,444
Total revenues	191,525	160,967	535,180	454,153
Expenses
Salary and other personnel	41,469	28,823	122,193	87,501
Service fees	29,352	28,968	79,765	74,046
Provision for credit losses	5,015	5,647	13,686	14,874
Technology leasing and support	6,799	4,577	18,712	13,718
Occupancy and equipment	3,822	3,032	11,818	9,062
Depreciation, amortization and impairment	14,160	27,877	43,268	50,591
Operating interest expense	976	1,243	3,205	3,430
Cost of hardware and equipment sold	1,055	759	3,266	2,270
Other	10,984	8,764	33,763	26,541
Total operating expenses	113,632	109,690	329,676	282,033
Operating income	77,893	51,277	205,504	172,120
Financing interest expense	(7,369)	(2,302)	(22,077)	(6,877)
Gain (loss) on foreign currency transactions	2,968	180	1,708	(312)
Net realized and unrealized loss on fuel price derivatives	(3,640)	(14,026)	(2,781)	(12,046)
Decrease in tax refund due to former shareholders of RD Card Holdings Australia	—	—	—	9,750
Decrease in amount due under tax receivable agreement	150	—	150	—
Income before income taxes	70,002	35,129	182,504	162,635
Income taxes	26,224	20,845	68,097	94,780
Net income	43,778	14,284	114,407	67,855
Less: Net loss from noncontrolling interest	(60)	(14)	(333)	(14)
Net earnings attributable to WEX Inc.	$43,838	$14,298	$114,740	$67,869
Net earnings attributable to WEX Inc. per share:
Basic	$1.12	$0.37	$2.95	$1.75
Diluted	$1.12	$0.37	$2.93	$1.74
Weighted average common shares outstanding:
Basic	38,978	38,793	38,934	38,832
Diluted	39,081	38,995	39,102	39,084

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 30, 2013	December 31, 2012
		(As Adjusted)
Assets
Cash and cash equivalents	$391,171	$197,662
Accounts receivable (less reserve for credit losses of $8,954 in 2013 and $11,709 in 2012)	1,913,614	1,556,275
Available-for-sale securities	16,208	16,350
Fuel price derivatives, at fair value	488	—
Property, equipment and capitalized software (net of accumulated depreciation of $139,684 in 2013 and $125,659 in 2012)	70,097	60,097
Deferred income taxes, net	92,693	121,007
Goodwill	824,307	848,248
Other intangible assets, net	209,074	241,950
Other assets	139,805	90,538
Total assets	$3,657,457	$3,132,127
Liabilities and Stockholders’ Equity
Accounts payable	$706,927	$527,838
Accrued expenses	79,754	67,681
Income taxes payable	14,228	10,038
Deposits	1,158,196	890,345
Borrowed federal funds	—	48,400
Revolving line-of-credit facilities and term loan	288,750	621,000
Deferred income taxes, net	11,464	18,407
Notes outstanding	400,000	—
Amounts due under tax receivable agreement	79,705	86,550
Fuel price derivatives, at fair value	983	1,729
Other liabilities	15,822	20,546
Total liabilities	2,755,829	2,292,534
Commitments and contingencies
Redeemable noncontrolling interest	19,762	21,662
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 42,897 in 2013 and 42,586 in 2012 shares issued; 38,982 in 2013 and 38,908 in 2012 shares outstanding	429	426
Additional paid-in capital	166,615	162,470
Retained earnings	845,051	730,311
Accumulated other comprehensive income	337	37,379
Less treasury stock at cost; 4,007 shares in 2013 and 3,766 in 2012	(130,566)	(112,655)
Total stockholders’ equity	881,866	817,931
Total liabilities and stockholders’ equity	$3,657,457	$3,132,127

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended September 30,
	2013	2012
Cash flows from operating activities
Net income	$114,407	$67,855
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Fair value change of fuel price derivatives	(1,234)	1,841
Stock-based compensation	6,882	8,806
Depreciation, amortization and impairment	45,021	35,604
Goodwill impairment	—	16,171
Deferred taxes	23,207	35,392
Provision for credit losses	13,686	14,874
Loss on disposal of property, equipment and capitalized software	637	—
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(384,715)	(306,350)
Other assets	(39,289)	(55,572)
Accounts payable	185,284	163,203
Accrued expenses	13,030	(5,755)
Income taxes	5,463	16,904
Other liabilities	(826)	(12,034)
Amounts due under tax receivable agreement	(6,841)	(6,245)
Net cash used for operating activities	(25,288)	(25,306)
Cash flows from investing activities
Purchases of property, equipment and capitalized software	(30,122)	(21,796)
Purchases of available-for-sale securities	(1,704)	(224)
Maturities of available-for-sale securities	1,065	1,228
Acquisitions, net of cash	—	(26,217)
Net cash used for investing activities	(30,761)	(47,009)
Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	6,509	3,049
Repurchase of share-based awards to satisfy tax withholdings	(10,917)	(2,941)
Proceeds from stock option exercises	1,671	1,862
Net change in deposits	267,859	512,456
Net change in borrowed federal funds	(48,400)	(6,900)
Other financing debt	(3,003)	(19,560)
Loan origination fee	(12,023)	—
Borrowings on notes outstanding	400,000	—
Net activity on 2011 revolving line-of-credit	(438,500)	12,200
Net activity on 2011 term loan	(182,500)	(7,500)
Net activity on 2013 term loan	288,750	—
Purchase of shares of treasury stock	(17,911)	(11,288)
Net cash provided by financing activities	251,535	481,378
Effect of exchange rate changes on cash and cash equivalents	(1,977)	449
Net change in cash and cash equivalents	193,509	409,512
Cash and cash equivalents, beginning of period	197,662	25,791
Cash and cash equivalents, end of period	$391,171	$435,303
Supplemental cash flow information
Interest paid	$20,291	$9,676
Income taxes paid	$33,013	$39,455
Significant non-cash transactions
Reduction of rapid! – estimated earn out	$—	$839
Acquisition of UNIK - estimated earn out	$—	$991
Increase in UNIK – estimated earn out	$198	$—

Exhibit 1
Reconciliation of Adjusted Net Income to GAAP Net Earnings
Three and Nine Months Ended September 30, 2013 and 2012
(in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Adjusted net income WEX Inc.	$50,422	$42,035	$129,790	$116,681
Unrealized (loss) gains on fuel price derivatives	(2,733)	(12,849)	1,234	(1,841)
Amortization of acquired intangible assets	(8,051)	(5,411)	(24,564)	(15,481)
Goodwill impairment	—	(16,171)	—	(16,171)
Deferred loan costs associated with the extinguishment of debt	—	—	(1,004)	—
Non-cash adjustments related to tax receivable agreement	150	—	150	—
Change in tax refund due to former shareholders of RD Card Holdings Australia	—	—	—	9,750
Other adjustments related to Fleet One acquisition	658	—	658	—
ANI adjustments attributable to noncontrolling interest	313	77	971	77
Tax impact	3,079	6,617	7,505	(25,146)
Net earnings attributable to WEX Inc.	$43,838	$14,298	$114,740	$67,869

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes the amortization of purchased intangibles as well as the goodwill impairment, deferred loan costs associated with the extinguishment of debt, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreements including the former shareholder of RD Card Holdings Australia, adjustments related to the acquisition of Fleet One and adjustments attributable to noncontrolling interest. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles as well as the goodwill impairment, deferred loan costs associated with the extinguishment of debt, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreements including the former shareholder of RD Card Holdings Australia, adjustments related to the acquisition of Fleet One and adjustments attributable to noncontrolling interest have no impact on the ongoing operations of the business.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.

Exhibit 2
Selected Non-Financial Metrics

	Q3 2013	Q2 2013	Q1 2013	Q4 2012	Q3 2012
Fleet Payment Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	76,578	73,797	68,742	70,091	66,155
Gallons per payment processing transaction	22.7	22.8	22.8	22.7	19.3
Payment processing gallons of fuel (000s)	1,737,069	1,684,050	1,567,230	1,592,347	1,274,798
Average US fuel price (US$ / gallon)	$3.70	3.70	3.76	3.69	3.74
Average Australian fuel price (US$ / gallon)	$5.30	5.23	5.75	5.82	5.42
Payment processing $ of fuel (000s)	$6,542,052	6,330,221	6,011,767	6,083,379	4,868,631
Net payment processing rate*	1.40%	1.40%	1.38%	1.40%	1.62%
Fleet payment processing revenue (000s)	$91,273	88,422	83,194	85,371	78,803

Other Payment Solutions – Payment Processing Revenue:**
Payment solutions purchase volume (000s)	$3,953,513	3,181,931	2,635,062	2,494,508	3,182,032
Net interchange rate	0.95%	0.99%	0.96%	0.94%	0.90%
Payment solutions processing revenue (000s)	$37,349	31,467	25,238	23,322	28,544

*The decline in the net payment process rate during Q4 2012 is primarily due to the acquisition of Fleet One in October of 2012.
** Excludes payment processing revenue from rapid! PayCard and UNIK

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate charge card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 3
Segment Revenue Information
Three and Nine Months Ended September 30, 2013 and 2012
(in thousands)
(unaudited)

Fleet Payment Solutions

(in thousands)	Three months ended September 30,		Increase		Nine months ended September 30,		Increase
	2013	2012	Amount	Percent	2013	2012	Amount	Percent
Revenues
Payment processing revenue	$91,273	$78,803	$12,470	16%	$262,889	$231,109	$31,780	14%
Transaction processing revenue	5,044	4,097	947	23%	14,551	12,235	2,316	19%
Account servicing revenue	19,069	17,657	1,412	8%	56,247	48,592	7,655	16%
Finance fees	15,688	12,604	3,084	24%	42,669	35,422	7,247	20%
Other	5,800	4,716	1,084	23%	17,597	14,351	3,246	23%
Total revenues	136,874	117,877	18,997	16%	393,953	341,709	52,244	15%

Other Payment Solutions

	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
(in thousands)	2013	2012	Amount	Percent	2013	2012	Amount	Percent
Revenues
Payment processing revenue	$39,314	$29,653	$9,661	33%	$99,941	$75,731	$24,210	32%
Transaction processing revenue	1,000	1,531	(531)	(35)%	3,763	5,128	(1,365)	(27)%
Account servicing revenue	3,092	1,627	1,465	90%	8,383	3,891	4,492	115%
Finance fees	1,618	521	1,097	211%	4,777	840	3,937	469%
Other	9,627	9,758	(131)	(1)%	24,363	26,854	(2,491)	(9)%
Total revenues	54,651	43,090	11,561	27%	141,227	112,444	28,783	26%

CONTACT:
WEX Inc.
News media contact:
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor Relations contact:
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com